Exhibit 23.1
2025 10-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 ((Nos. 033-54303, 333-03045, 333-30995, 333-63105, 333-41370, 333-159151, 333-189162, 333-189781, 333-227325, 333-227326 and 333-240325) of Harte Hanks, Inc. and Subsidiaries of our report dated April 1, 2024, before the effects of the adjustments to retrospectively apply the changes in presentation of the Company’s segments disclosure described in Note N, relating to the consolidated financial statements of Harte Hanks, Inc. and Subsidiaries as of and for the year ended December 31, 2023, which appears in this Form 10-K for the year ended December 31, 2024.

/s/ Baker Tilly US, LLP
Chicago, IL

March 17, 2025